FOR MORE INFORMATION, PLEASE CONTACT:
Stephen M. Bianchi, President and CEO
225 S. Main Ave., Sioux Falls, SD 57104
(605) 333-7556 or 1-800-244-2149

Home Federal Bank Plans to Relocate One Hy-Vee Grocery Store Branch and Close Three Other Hy-Vee Branches in Sioux Falls

Implements strategy to engage with customers through full-service branches and robust electronic banking channels

SIOUX FALLS, SD, December 30, 2014 -- HF Financial Corp. (Nasdaq: HFFC), the parent company of Home Federal Bank, announced that the Bank plans to close three Hy-Vee grocery store branches and relocate one Hy-Vee grocery store branch in Sioux Falls. This announcement follows a recent investment made in a new dynamic online platform which brings added flexibility, conveniences and services to customers on the go.

“Our strategy is to engage with our customers in ways that provide them the most convenient access to their accounts. The face-to-face time we get with our customers is priceless, and balancing the physical branch locations with a robust electronic channel is key to assuring we are exceeding expectations of our customers while providing strong value to our shareholders,” said Stephen Bianchi, President and CEO.

Home Federal has recently purchased a former bank branch on East 10th Street (3717 East 10th Street). Plans are to relocate the current branch inside the East 10th Hy-Vee grocery store to this space. The last day of business inside the Hy-Vee will be March 29, 2015. This new location is in the process of being remodeled and plans to be open to serve customers prior to the closure of the Hy-Vee branch. The new full-service facility will provide drive-up services.

Three other Hy-Vee grocery store branch locations scheduled to close at 2 pm on March 29, 2015 include: 26th & Sycamore, South Minnesota Avenue and 49th & Louise. The Hy-Vee branch at 26th & Marion Road will remain open. “We are thankful for the good relationship we have had with Hy-Vee over the years, and look forward to continuing to work with this strong local company,” said Bianchi.

Upon the completion of this transition, Home Federal will maintain a strong presence in Sioux Falls with seven branches. These locations are in close proximity to the closed Hy-Vee grocery store branches and will conveniently serve customers.

“We appreciate the opportunity to sit down with our customers to help them achieve their financial goals. Additionally, we know customers want to do their banking when it’s most convenient for them and use the technology that is common in their everyday lives. With that in mind, and because we respect our customers' busy lifestyles, we recently invested in an enhanced online banking platform so customers have a more robust and intuitive banking experience from a mobile phone, tablet or desktop computer. One added feature includes a customer’s ability to make a mobile deposit by taking a photo of a check with their mobile device,” added Bianchi.

As further evidence of this strategy, in August 2014, the Bank announced it was building a new full-service branch in Marshall, MN. This new branch will replace the current Hy-Vee grocery store location in that community.

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About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As a publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 27 offices in 18 communities throughout Eastern South Dakota, Minnesota and North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota, and a loan production office in Fargo, North Dakota. Online banking is also available at www.homefederal.com and www.infiniabank.com.